Exhibit 99.1

AGGREGATE TOTALS FOR THE FISCAL YEAR

NOTEHOLDERS REPORT - SERIES 2005-1G WST TRUST

Date of Report - Determination Date 19-June-06

Housing Loan Collection Period 12-Jun-05 to 11-Jun-06 (inclusive) (inclusive) Days in Collection Period 365 Coupon Period 23-Jun-05 to 23-Jun-06 (inclusive) (exclusive) Days in Coupon Period 365

3 month BBSW (average) 5.6279% 3 Month USD-LIBOR (average) 4.21391%

Foreign Exchange Rate	0.7740
AUD
Available Income	105,878,694.55
Total Available Funds	105,878,694.55
Accrued Interest Adjustment
Redraws Made	218,012,354.30
Redraw Shortfall	0
Redraw Facility Draw	0
Trust Expenses	4,706,248.38
Total Payment	92,618,411.29
Payment Shortfall	0
Principal Draw This Period	0
Total Principal Draws Outstand	0
Gross Principal Collections	735,811,969.29
Principal Collections	517,799,614.99
Excess Available Income	13,260,283.26
Excess Collections Dist.	7,980,879.97
Liquidity Shortfall	0
Liquidity Net Draw / (Repayment) this period	0
Remaining Liquidity Shortfall	0
Liquidation Loss	0
Principal Charge Offs	0
Prepayment Benefit Shortfall	0
Average Daily Balance	1,406,717,762.26
Subordinated Percentage	2.0903%
Initial Subordinated Percentage	1.3863%
Average Quarterly Percentage	0.16976%

	Principal/100,000	Coupon/100,000/10,000
ClassA1	26,952.0446	3,226.8700	usd
ClassA2	26,952.04	4,347.1644	aud
Class B	0	5,907.9308	aud

	Stated Amount- AUD	Equiv.Percentage Forex %	Chargeoffs
Class A1	841,916,067.01	72.22920%	1.00000
Class A2	296,201,379.95	25.41154%
Class B	27,500,000.00	2.35926%
TOTAL	1,165,617,446.96	100.00000%	100.00000%

	Stated Amount- USD	Bond Factor
Class A1	651,643,035.86	0.5924028	0.00
Class A2	229,259,868.08	0.5924028	0.00
Class B	21,285,000.00	1.0000000	0.00
TOTAL	902,187,903.94		0.00

$A
Scheduled principal	36,692,225
Unscheduled principal	481,107,390

Principal Collections	517,799,615

Fixed Rate Housing Loan	10,235,635
Variable Rate Housing Loans	1,155,381,812

1,165,617,447